EXHIBIT 4

TERMINATION AGREEMENT

        This Termination Agreement is entered into this 22 day of January, 2004, between A.S.V., Inc., a Minnesota corporation ("ASV"), and Caterpillar Inc., a Delaware corporation ("Caterpillar").

        WHEREAS, on October 14, 1998, ASV issued to Caterpillar a Warrant to purchase 10,267,127 shares of Common Stock of ASV, par value $.01 per share (the "Common Stock") at an exercise price of $21.00 per share (the "Original Warrant") in connection with the transactions contemplated by the Securities Purchase Agreement between ASV and Caterpillar of the same date (the "Securities Purchase Agreement"); and

        WHEREAS, on October 31, 2000, the Original Warrant was cancelled and ASV issued to Caterpillar a replacement warrant to purchase 9,767,127 shares of Common Stock on substantially the same terms as under the Original Warrant (the "Replacement Warrant"); and

        WHEREAS, pursuant to the terms of the Replacement Warrant, ASV has the right to accelerate the expiration of a portion of the shares subject to the Replacement Warrant in the event ASV attains certain revenue, share price and gross profit levels; and

        WHEREAS, on October 21 and November 12, 2003, ASV issued acceleration notices to Caterpillar with respect to certain shares subject to the Replacement Warrant; and

        WHEREAS, on January 5, 2004, Caterpillar exercised the Replacement Warrant for the purchase of 1,040,069 shares of Common Stock; and

        WHEREAS, on January 26, 2004, Caterpillar's rights with respect to an additional 2,053,426 shares of Common Stock will expire if not exercised prior thereto; and

        WHEREAS, concurrently with the signing of the this Agreement, Caterpillar and ASV have entered into a Letter of Intent with respect to amendment of that certain Multi-Terrain Rubber-Tracked Loader Alliance Agreement signed by ASV and Caterpillar and dated October 31, 2000; and

        WHEREAS, ASV and Caterpillar believe that it would be in their mutual best interest to cancel the Replacement Warrant and Caterpillar's rights thereunder for the consideration described herein.

        NOW, THEREFORE, in consideration of the above and the other consideration set forth herein, the parties agree as follows:

1.    Cancellation of Replacement Warrant. Caterpillar and ASV agree that the Replacement Warrant is hereby cancelled in its entirety and that neither Caterpillar nor ASV shall have any continuing rights or obligations thereunder.

2.    Consideration. In consideration for the cancellation of the Replacement Warrant and the other agreements set forth herein, ASV shall pay to Caterpillar the following:

a.    A total of 500,000 shares of Common Stock (the "Shares"); and

b.    Cash consideration of $7,239,811.04 representing $0.88 per share for each of the shares of Common Stock that remain subject to the Replacement Warrant less the 500,000 shares referenced above.

3.    Closing. The closing of the transactions contemplated herein shall occur on the date of this Agreement. At the closing, (i) ASV shall pay to Caterpillar the cash consideration referenced above by wire transfer of immediately available funds to an account designated by Caterpillar in writing prior to the closing, (ii) ASV shall issue to Caterpillar the Shares, and deliver to Caterpillar a certificate representing the Shares by overnight courier for delivery the business day following the closing and (iii) Caterpillar shall deliver the original Replacement Warrant to ASV for cancellation.

4.    Legend. The shares of stock issued to Caterpillar shall bear the following legend:

    THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.

5.    Lock-Up Agreement. Caterpillar agrees that at any time during the term of the Multi-Terrain Rubber-Tracked Loader Alliance Agreement dated October 31, 2000 between ASV and Caterpillar, as it may be amended, modified or supplemented from time-to-time (the "MTL Agreement"), it shall not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of Common Stock or enter into any hedging transaction relating to the Common Stock.

6.    Representations of ASV. ASV has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

7.    Representations of Caterpillar. Caterpillar has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and consummate the transactions contemplated hereby. Caterpillar is acquiring the Shares for its own account and with no present intention of distributing or selling the Shares. Caterpillar agrees that it will not sell or otherwise dispose of any of the Shares unless such sale or other disposition has been registered under the Securities Act or, in the opinion of counsel to Caterpillar satisfactory to ASV, is exempt from registration under the Securities Act and has been registered or qualified or, in the opinion of such counsel, is exempt from registration or qualification under applicable state securities laws. Caterpillar understands that the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of ASV on such exemption from registration is predicated in part on the representations of Caterpillar.

8.    Termination of Covenants. Caterpillar and ASV acknowledge and agree that the covenants contained in Section 5.13 (Conduct of Issuer's Business Following the Closing) of the Securities Purchase Agreement shall terminate and be of no further force or effect as a result of the cancellation of the Replacement Warrant. In addition, in consideration of the transactions contemplated by this Agreement, Caterpillar and ASV agree that the covenants contained in Section 5.14 (First Offer Rights and Additional Warrants) of the Securities Purchase Agreement shall terminate and be of no further force and effect. The covenants contained in Section 5.5 (Board of Directors) of the Securities Purchase Agreement shall continue in effect so long as the MTL Agreement remains in effect, but shall terminate and be of no further force and effect in the event of the termination of the MTL Agreement.

9.    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and legal assigns. The rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other party.

10.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

11.    Headings. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

12.    Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Minnesota applicable to contracts executed and to be wholly performed within such State.

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed and delivered as of the day and year first above written.

A.S.V., INC.

By: /s/ Gary Lemke
Name: Gary D. Lemke
Title: President

CATERPILLAR INC.

By: /s/ F. L. McPheeters
Name: F.L. McPheeters
Title: Vice President